                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        Briggs & Stratton Corporation
- -------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


- --------------------------------------------------------------------------------

    (5) Total fee paid:


- --------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

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


                         BRIGGS & STRATTON CORPORATION

                           [BRIGGS & STRATION LOGO]

                            12301 WEST WIRTH STREET

                           WAUWATOSA, WISCONSIN 53222

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE is hereby given that the Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (hereinafter called the Corporation), will be held at the Sheraton Music City Hotel, 777 McGavock Pike, Nashville, Tennessee 37214, on Wednesday, October 15, 1997, at 9:00 a.m. Central Daylight Time, for the following purposes:

   (a) To elect three directors to serve for three-year terms expiring in 2000; and

   (b) To take action with respect to any other matters that may be brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

     By order of the Board of Directors

     Wauwatosa, Wisconsin
     September 8, 1997

                                                ROBERT H. ELDRIDGE, Secretary


     YOUR VOTE IS IMPORTANT TO INSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

     The Sheraton Music City Hotel is located in suburban Nashville, two miles from Nashville International Airport.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of Briggs & Stratton Corporation of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 15, 1997 and any adjournments thereof. Only shareholders of record at the close of business on August 28, 1997 will be entitled to notice of and to vote at the meeting. The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, such shares will be voted in accordance with that specification. Shareholders may revoke proxies at any time to the extent they have not been exercised. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by regular employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. In addition, the Corporation has retained Georgeson & Company, Inc. to assist it in its proxy solicitation efforts, at a fee to the Corporation anticipated not to exceed $9,500 plus reasonable out-of-pocket expenses. On the record date, the Corporation had outstanding 25,004,762 shares of $.01 par value common stock entitled to one vote per share.

     A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. If a quorum exists, the affirmative vote of a majority of the votes represented at the meeting will be required for the election of directors. A vote withheld from the election of directors shall count toward the quorum requirement and shall have the effect of a vote against the director nominee or nominees. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

     The Corporation's principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. It is expected that this Proxy Statement and the form of proxy will be mailed to shareholders on or about September 8, 1997.

(a) ELECTION OF DIRECTORS

     The Board of Directors of Briggs & Stratton is divided into three classes, with the term of office of each class ending in successive years. Three directors are to be elected to serve for a term of three years each expiring in 2000 and six directors will continue to serve for the terms designated in the following schedule. All directors are elected subject to the Bylaw restriction that no director shall serve beyond the Annual Meeting of Shareholders following their attainment of age 70. Mr. Elwin J. Zarwell, Class of 1998, who has served as a director since 1972, has tendered his resignation effective October 15, 1997, pursuant to this retirement policy. The Board of Directors, at its regular quarterly meeting on August 5, 1997, elected Eunice
M. Filter as a director to fill the vacancy created by Mr. Zarwell's resignation, effective October 15, 1997. Mr. John L. Murray, who has served as a director since 1989, will not stand for reelection, pursuant to the Board retirement policy. Management appreciates and gratefully acknowledges the service of Mr. Zarwell and Mr. Murray during a period of strategic restructuring and operational growth. It is intended that proxies received in response to this solicitation will be voted for the election of the nominees named below or, in the event of contingency not presently foreseen, for the election of other persons who may be nominated as substitutes.

     Each nonemployee director of the Corporation receives an annual retainer fee of $20,000, a fee of $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended in conjunction with a Board meeting, a fee of $1,500 for each Committee meeting not held in conjunction with a Board meeting, and a fee of $250 for participating in any written consent resolution. Nonemployee directors may elect to defer receipt of all or a portion of their directors' fees until any date but no later than the year in which the director attains the age of 71 years. Participants may elect to have deferred amounts either: (a) credited with interest quarterly at 80% of the prevailing prime rate or (b) converted into common share units, based on the deferral date closing price of the Corporation's common stock, and credited with an amount equivalent to any dividend paid on the Corporation's common stock, which shall be converted into additional common share units. All distributions shall be paid in cash. Nonemployee directors are also provided with $150,000 of coverage under the Corporation's Business Travel Accident Plan while on Corporate business.

     Effective beginning in fiscal 1998, nonemployee directors will participate in a Director's Leveraged Stock Option Plan. In general, the Plan is structured such that each nonemployee director may receive options on the Corporation's common stock ("LSOs"), the number of such LSOs to be determined by reference to the Company Performance Factor achieved under the Economic Value Added Incentive Compensation Plan ("EVA Plan"). When Company performance reaches target under the EVA Plan, each nonemployee director will be awarded 2,000 options. Company performance exceeding target will result in additional shares granted on a sliding scale. Performance less than target may result in no option grants. The LSOs are premium priced with the exercise price equal to the price for LSOs granted under the LSO Program for Senior Executives of the Corporation. These LSOs become exercisable after they have been held for three years, and they expire at the end of five years. The Director's LSO Plan is structured so that a fair return must be provided to the Corporation's shareholders before the options become valuable.


                                                                               YEAR FIRST
                                                                                BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS           DIRECTOR
- ---------------------------------------------------------------------          ----------

NOMINEES FOR ELECTION AT THE ANNUAL MEETING (CLASS OF 2000):
- ------------------------------------------------------------
        ROBERT J. O'TOOLE, 56                                                   Nominee
           Chairman of the Board, President and Chief Executive Officer,
           A.O. Smith Corporation, a diversified manufacturer whose
           major products include electric motors and water heaters.
           Director of Firstar Corporation, Firstar Bank Milwaukee, N.A.
           and Protection Mutual Insurance Co.

        JOHN S. SHIELY, 45(4)                                                     1994
           President and Chief Operating Officer of the Corporation since
           August 1994. Executive Vice President - Administration
           (1991-1994).  Director of Consolidated Papers, Inc., M&I
           Marshall & Ilsley Bank and Quad/Graphics, Inc.

        CHARLES I. STORY, 43(1)(3)                                                1994
           President and Chief Executive Officer, INROADS, Inc., a national non-profit training and development organization which prepares talented minorities for careers in business and engineering;
           Executive Vice President - Operations from July 1991 to
           December 1992.  Director of INROADS, Inc. and ChoicePoint, Inc.
           Advisory Director of First American National Bank.


                                                                               YEAR FIRST
                                                                                BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS           DIRECTOR
- ---------------------------------------------------------------------          ----------

INCUMBENT DIRECTORS (CLASS OF 1999):
- ------------------------------------
        MICHAEL E. BATTEN, 57(1)(2)                                             1984
           Chairman and Chief Executive Officer of Twin Disc,
           Incorporated, manufacturer of power transmission equipment, since 1991.  Director of Firstar Corporation, Simpson Industries,
           Inc., Twin Disc, Incorporated and Universal Foods Corporation.

        ROBERT H. ELDRIDGE, 58                                                  1988
           Executive Vice President and Chief Financial Officer,
           Secretary-Treasurer of the Corporation since April 1995.
           Secretary-Treasurer (1984-1995).  Director of M&I Northern
           Bank.

        PETER A. GEORGESCU, 58(1)(3)                                            1986
           Chairman and Chief Executive Officer of Young & Rubicam
           Inc., an international communications firm; Chairman since
           January 1995 and Chief Executive Officer since January 1994.
           President (1990-1994).  Director of Young & Rubicam Inc.

INCUMBENT DIRECTORS (CLASS OF 1998):
- ------------------------------------

        EUNICE M. FILTER, 56                                                   October
           Vice President, Treasurer and Secretary of Xerox Corporation,        1997
           a manufacturer of office equipment. Director of Baker Hughes,
           Inc., Xerox Credit Corporation and Xerox Canada, Inc.

        CLARENCE B. ROGERS, JR., 67(1)(2)(3)                                    1991
           Chairman of Equifax Inc., a provider of information based
           administrative services, since 1992.  Chief Executive Officer
           (1989-1995) and President (1989-1992).  Director of Morgan Stanley,
           Dean Witter, Discover & Co., Equifax Inc.; Oxford Industries, Inc.,
           Sears, Roebuck & Co. and Teleport Communications Group.

        FREDERICK P. STRATTON, JR., 58(3)(4)                                    1976
           Chairman and Chief Executive Officer of the Corporation since
           1986.  Also President (1992-1994).  Director of Banc One
           Corporation; Midwest Express Holdings, Inc.; Weyco Group
           Inc.; Wisconsin Electric Power Company and Wisconsin
           Energy Corporation.



                                  FOOTNOTES (1), (2), (3) AND (4) ARE ON PAGE 4.

(1) Member of Audit Committee, of which Mr. Batten is Chairman. The Audit Committee, composed of all outside directors, makes recommendations to the Board of Directors regarding the engagement of independent public accountants to audit the books and accounts of the Corporation and reviews with such accountants the audited financial statements and their report thereon. The Audit Committee also reviews and approves all non-audit services performed by the independent public accountants, reviews such accountants' recommendations on accounting policies and internal controls, reviews internal accounting and auditing procedures, and monitors internal programs to insure compliance with law and to avoid conflicts of interest. The Audit Committee held three meetings during fiscal 1997.

(2) Member of Nominating and Salaried Personnel Committee, a committee composed of outside directors, of which Mr. Murray is Chairman. The Nominating and Salaried Personnel Committee: (a) proposes to the Board of Directors a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements; (b) reviews candidates recommended by shareholders for election to the Board of Directors; (c) develops plans regarding the size and composition of both the Board of Directors and Committees; (d) reviews the compensation and benefits of salaried employees and makes appropriate recommendations to the Board of Directors;
     (e) administers The Briggs & Stratton Corporation Stock Incentive Plan and the Economic Value Added Incentive Compensation Plan; and (f) prepares on an annual basis a report on executive compensation. The Nominating and Salaried Personnel Committee held four meetings during fiscal 1997.

     The Committee will consider candidates for the Board of Directors recommended by a shareholder who submits such recommendation in writing to the Secretary of the Corporation at its principal office in Wauwatosa, Wisconsin, stating the shareholder's name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. All letters suggesting candidates must be received by the Secretary of the Corporation on or before May 1 of the year of the Annual Meeting of Shareholders in which the candidate's nomination would be acted upon.

     Any direct nominations by shareholders for the Board of Directors must be made in accordance with the information and timely notice requirements of the Corporation's Bylaws, a copy of which may be obtained from the Secretary of the Corporation. Among other things, such nominations must be in writing and, for consideration at the 1998 Annual Meeting, received by the Secretary no later than July 17, 1998.

(3) Member of Planning Committee, of which Mr. Stratton is Chairman. This Committee reviews with management the product and marketing plans for the Corporation. There were two meetings held during fiscal 1997.

(4) Member of Executive Committee. The Executive Committee is authorized to exercise the authority of the Board of Directors in the management of the business and the affairs of the Corporation between meetings of the Board, except as provided in the Bylaws. The Executive Committee held no meetings during fiscal 1997.

     The Board of Directors held four meetings in fiscal 1997. All of the directors attended 100% of the meetings of the Board and the Committees upon which they served except Mr. Georgescu, who attended 56%.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table presents the names of persons known to the Corporation to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

- --------------------------------------------------------------------------------
NAME AND ADDRESS OF          AMOUNT AND NATURE OF        PERCENT OF
BENEFICIAL OWNER             BENEFICIAL OWNERSHIP          CLASS
- --------------------------------------------------------------------------------
Pioneering Management Corp.    2,257,900 (a)               9.0%
60 State Street
Boston, Massachusetts 02109
- --------------------------------------------------------------------------------

     (a) Pioneering Management Corp. reports that as of August 1, 1997 it had sole voting power with respect to 2,257,900 shares, sole dispositive power with respect to 2,147,900 shares and shared dispositive power with respect to 110,000 shares.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of common stock of the Corporation by each director, nominee and named executive officer, and by all directors, nominees and executive officers as a group, as of the record date.




                                                                  NATURE OF BENEFICIAL OWNERSHIP
                                                                  ------------------------------
                                        TOTAL NO.                    SOLE       SHARED     SOLE
                                        OF SHARES        PERCENT  VOTING AND  VOTING AND  VOTING
                                      BENEFICIALLY         OF     INVESTMENT  INVESTMENT  POWER
DIRECTORS AND EXECUTIVE OFFICERS         OWNED           CLASS      POWER       POWER      ONLY
- --------------------------------  ---------------------  -------  ----------  ----------  ------
Michael E. Batten                          400           *               400           0       0
Robert H. Eldridge                     282,396(a)(b)     1.1         103,652     174,200   4,544
Eunice M. Filter                           500           *               500           0       0
Peter A. Georgescu                       2,000           *                 0       2,000       0
Michael D. Hamilton                    102,140(a)        *            98,787           0   3,353
John L. Murray                           2,000           *             2,000           0       0
Robert J. O'Toole                            0           *                 0           0       0
Clarence B. Rogers, Jr.                  2,000           *             2,000           0       0
John S. Shiely                         404,707(a)(c)     1.6         116,369     286,000   2,338
Charles I. Story                           500           *               100         400       0
Frederick P. Stratton, Jr.           1,048,297(a)(b)(c)  4.0         277,787     764,462   6,048
James A. Wier                          119,733(a)        *           115,771           0   3,962
Elwin J. Zarwell                         4,000           *             4,000           0       0
All directors, nominees and
executive officers as a group
(22 persons including the
above named)                         1,882,919(a)        7.2%      1,067,258     775,061  40,600


*Less than 1%.

(a) Includes shares issuable pursuant to stock options exercisable within 60 days after the date of this Proxy Statement for Messrs. Eldridge, Hamilton, Shiely, Stratton, Wier, and all directors, nominees and executive officers as a group of: 98,752; 88,787; 95,869; 252,287; 109,679 and 972,580; respectively.

(b) Includes 174,200 shares in the Briggs & Stratton Retirement Plan as to which Mr. Stratton and Mr. Eldridge share beneficial ownership through joint voting and investment power.

(c) Includes 286,000 shares in the Briggs & Stratton Corporation Foundation as to which Mr. Stratton and Mr. Shiely share beneficial ownership through joint voting and investment power.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

     In addition to the common shares reported above, Mr. Rogers has acquired 1,225 phantom stock units through his deferral of director fees under the Deferred Compensation Plan for Directors and Mr. Stratton has acquired 3,020 phantom stock units through compensation deferrals under the 1995 Deferred Compensation Agreement.

                               PERFORMANCE GRAPH

The chart below shows a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 1992 in each of Briggs & Stratton common stock, the Standard & Poor's (S&P) 500 Index and the S&P Machinery Index.

                FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*
     BRIGGS & STRATTON VERSUS PUBLISHED INDICES (S&P 500 and S&P MACHINERY)

                                 [LINE GRAPH]

                                            6/92   6/93   6/94   6/95   6/96   6/97
                                            ----   ----   ----   ----   ----   ----
Briggs & Stratton Corporation.............. 100    152    157    179    219    273
S&P 500.................................... 100    114    115    145    183    247
S&P Machinery (diversified)................ 100    134    146    185    212    306

*  Total return calculation is based on compounded monthly retruns with reinvested dividends


                  NOMINATING AND SALARIED PERSONNEL COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION

     The Corporation's Nominating and Salaried Personnel Committee (the "Committee"), which is comprised of three outside directors of the Corporation, is responsible for considering and approving compensation arrangements for senior management of the Corporation, including the Corporation's executive officers and the chief executive officer. The objectives of the Committee in establishing compensation arrangements for senior management continue to be as follows: (i) to attract and retain key executives who are important to the continued success of the Corporation and its operating divisions; and (ii) to provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders' investment.

     The primary components of the Corporation's executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) incentive stock options.

     The Committee believes that:

   o The Corporation's incentive plans provide very strong incentives for management to increase shareholder value;

   o The Corporation's pay levels are appropriately targeted to attract and retain key executives; and

   o The Corporation's total compensation program is a cost-effective strategy to increase shareholder value.

BASE SALARIES

     The Committee reviews officers' base salaries annually. Salaries are based on level of responsibility and individual performance. It is the Committee's objective that base salary levels, in the aggregate, be at or modestly above competitive salary levels. The Committee defines a competitive salary level as the average for similar responsibilities in similar companies. In setting fiscal 1997 base salaries, the Committee reviewed compensation survey data provided by its outside consultant, Hewitt Associates, for a Comparator Group of companies (which is not the same group of companies included in the S&P Machinery Index), in the general sales dollar size range and broad industry sector of the Corporation. The Committee was satisfied that the salary levels set would achieve the Committee's objective. There was no increase in base salary for Mr. Stratton in fiscal 1997.

INCENTIVE BONUSES

     The Corporation maintains an Economic Value Added ("EVA") Incentive Compensation Plan (the "Plan", or "EVA Plan"), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of the Corporation to its shareholders. In general, EVA is the excess of net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of the firm's capital, and is the weighted average cost of (i) equity capital based on a 30-year Treasury Bond yield plus the product of the average equity risk premium and the business risk index for the Corporation, and (ii) debt capital equal to actual after-tax debt cost. EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

     Under the EVA Plan, the Accrued Bonus for a participant for any fiscal year is equal to the aggregate of 50% of the Company Performance calculation (Base Salary x Target Incentive Award x Company Performance Factor) plus 50% of the Individual Performance calculation (Base Salary x Target Incentive Award x Individual Performance Factor). The intent of the Plan is to reward executives based on their ability to continuously improve the amount of EVA earned on behalf of shareholders. For all of the executives named in the Summary Compensation Table, the Committee determined that the Individual Performance Factor would be the same as the Company Performance Factor. Individual target incentive awards under the Plan ranged from 20% to 80% of base compensation for fiscal 1997. For the same year, Mr. Stratton's individual target incentive award was 80%. His fiscal 1997 bonus reflects a payout of 62% of his target incentive award.

     The Company Performance Factor is determined by reference to the amount of improvement or deterioration in EVA. If the annual EVA is in excess of the Target EVA, the Company Performance calculation will produce an amount in excess of the Target Incentive Award; if the annual EVA is less than the Target EVA, the Company Performance calculation will produce an amount less than the Target Incentive Award. There is no cap and no floor on the accrued bonus. The Target EVA is the average of the Target EVA and Actual EVA for the prior Plan year plus an Expected Improvement. Expected Improvement for each fiscal year is $4 million. In the event the average of the Target EVA and the Actual EVA for the prior year exceeds $25 million, the Expected Improvement factor will not be added to the target. For fiscal 1997 the Target EVA was $23 million.

     The Individual Performance Factor is determined by the executive to whom the participant reports, subject to approval by the Committee, and is the average (or weighted average) of one or more quantifiable or non-quantifiable factors (called "Supporting Performance Factors"). Supporting Performance Factors represent an achievement percentage continuum that ranges from 50% to 150% of the individual target award opportunity, and will be enumerated from .5 to 1.5 based on such continuum. However, if approved by the Committee, Supporting Performance Factors which are the same as the Company Performance Factor or are based on divisional EVA are uncapped.

     The EVA bonus plan provides the powerful incentive of an uncapped bonus opportunity, but also uses a "Bonus Bank" feature to ensure that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid out. The Bonus Bank feature applies to those participants determined by the Committee to be Senior Executives under the Plan. All of the executive officers, including those named in the Summary Compensation Table, were designated Senior Executives for fiscal 1997. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance. The bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the new Bonus Bank balance. A Bonus Bank account is considered "at risk" in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. Thus, extraordinary EVA improvements must be sustained for several years to ensure full payout of the accrued bonus. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus. The executive is not expected to repay negative balances. On termination of employment due to death, disability or retirement, the Available Balance in the Bonus Bank will be paid to the terminating executive or his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive Available Balance.

STOCK INCENTIVE PLAN

     In 1990, the shareholders approved the Corporation's Stock Incentive Plan ("Incentive Plan"). The Incentive Plan authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of one or any combination of the following: stock options, stock appreciation rights, deferred stock, restricted stock and stock purchase rights. In early 1993, the Committee worked with a consultant engaged at that time to adopt a method of granting options which more closely aligns financial reward to optionees to the long-term performance of the Corporation.

     The Committee determined that for a five year period, beginning in fiscal 1994, the sole form of options to be granted under the Incentive Plan would be leveraged stock options (LSOs), and therefore an amendment to the Incentive Plan increasing the number of shares available for LSO grants was submitted to shareholders and approved at the October 1993 Annual Meeting. Effective beginning in fiscal 1994, an amount equal to the annual Total Bonus Payout under the EVA Plan for officers and key employees covered by the Incentive Plan is awarded in the form of LSOs, which can be either Incentive Stock Options or Non-Qualified Stock Options under the Stock Option part of the Incentive Plan. All options granted have a term of 5 years and become exercisable at the end of 3 years.

     On August 5, 1997, after publication of financial results for fiscal 1997, the Committee granted LSOs to 17 Senior Executives, including all executive officers shown in the Summary Compensation Table, based on the amount of their Total Bonus Payout under the EVA Plan for fiscal 1997. The calculation of the number of options granted to each executive, and the method of determining their exercise price, is described below. These Leveraged Stock Options provide a form of option grant that simulates a stock purchase with 10:1 leverage. Because the leveraged options granted in 1997 have a premium exercise price and a term of five years, the current Black-Scholes value of these options is only 12.0% of the grant date stock price. The number of leveraged options granted to Mr. Stratton was determined in the manner described and was based on his incentive bonus for fiscal 1997.

     The number of LSOs granted to a Senior Executive is determined by dividing the Total Bonus Payout by 10% of the fair market value (FMV) of the Corporation stock on the date of grant. The exercise price of the option is the product of 90% of the FMV on the date of grant times the Estimated Annual Growth Rate compounded over the five year term of the option. The Estimated Annual Growth Rate equals the average daily closing 30-year U.S. Treasury Bond yield for March in the year of grant plus 1%.

     The following example illustrates the calculation of the stock option grant for a Senior Executive who is entitled to $50,000 in Total Bonus Payout under the EVA Plan. The number of options earned is calculated by dividing the Total Bonus Payout by 10% of the FMV of Corporation stock. Assume the FMV of Corporation stock on the date of grant is $49.8125.

Example:  NUMBER OF OPTIONS GRANTED
          10% of the FMV is $4.98125.
          Options Granted is 10,038 ($50,000 divided by $4.98125)

          EXERCISE PRICE = (.9 x FMV) x ESTIMATED ANNUAL GROWTH RATE(5)* 7.94% is the Estimated Annual Growth Rate (6.94%, plus 1%) (See description above)
          The exercise price is $65.69 (.9 x $49.8125 x 1.0794(5)*)

          * Raising it to the 5th Power takes it to a 5-year compound growth rate.

     Thus, the fair market value of the Corporation shares must exceed $65.69 between 3 and 5 years from the date of LSO grant to give the LSO options value to the Senior Executives, based on this example.

     The maximum number of LSOs to be granted each year is 600,000, and the maximum number of LSOs that may be granted cumulatively under the LSO Program is 2,539,986. If the Total Bonus Payout under EVA produces more than 600,000 LSOs in any year, LSOs granted to all Senior Executives for that year will be reduced pro-rata based on proportionate Total Bonus Payouts under the EVA Plan. The amount of such reduction shall be carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in such years. The LSO Program is intended to exist for a five-year period until 1999.

     Internal Revenue Service regulations effective for fiscal years beginning after January 1994 limit the deductibility by a corporation of compensation paid to the Chief Executive Officer and the other executive officers whose compensation is required to be reported in the Summary Compensation Table to $1 million unless certain conditions are met. After careful consideration of other alternatives for maintaining the deductibility of compensation earned in excess of the $1 million cap by any of the covered executives, the Committee recommended to the Board adoption of a resolution requiring any corporate officer whose compensation might be expected to exceed the cap to enter into a Deferred Compensation Agreement for fiscal 1998. Mr. Stratton has entered into such an Agreement, under which he will defer any amounts earned in excess of the cap to the fiscal year following the year in which he leaves the employment of the Corporation. Pursuant to such agreement, Mr. Stratton elected that amounts deferred be converted into phantom stock units, based on the deferral date closing price of the Corporation's common stock. Each year an amount equal to the dividends that would have been paid on such units had they been actual shares of common stock is converted to additional phantom stock units. Following termination, Mr. Stratton will be entitled to receive either cash in an amount equal to the then-current market value of the phantom stock units or a number of shares of Corporation common stock equal to the number of units of phantom stock. Therefore, Mr. Stratton's return on investment will be directly aligned with that of all other shareholders in that the amount of his payout will be affected by dividends paid and the increase or decrease in the price of Briggs & Stratton Corporation stock between the deferral and his time of termination of employment.

     Mr. Stratton entered into a similar agreement for fiscal 1997. However, his compensation for that year did not exceed $1 million and, therefore, pursuant to the terms of the Agreement, no compensation was deferred.

                                      NOMINATING AND SALARIED PERSONNEL
                                      COMMITTEE:
                                      John L. Murray, Chairman
                                      Michael E. Batten
                                      Clarence B. Rogers, Jr.

                             EXECUTIVE COMPENSATION
CASH COMPENSATION

     The table which follows sets forth certain information for each of the last three fiscal years concerning the compensation paid by the Corporation to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE



                                                                  LONG-TERM COMPENSATION
                                                             --------------------------------
                                                                 AWARDS           PAYOUTS
                                                             ---------------  ---------------
                                             ANNUAL            SECURITIES
                                         COMPENSATION(1)       UNDERLYING
          NAME AND            FISCAL  ---------------------     OPTIONS/           LTIP             ALL OTHER
     PRINCIPAL POSITION        YEAR   SALARY ($)  BONUS ($)   SARS (#) (2)    PAYOUTS ($) (3)  COMPENSATION ($) (4)
- ----------------------------  ------  ----------  ---------  ---------------  ---------------  --------------------
F.P. Stratton (5)              1997     $499,200   $247,603          58,480           $43,678                $7,356
Chairman and                   1996      499,200          0          19,630            65,191                 7,147
Chief Executive Officer        1995      499,200    547,962         162,710            60,340                 7,072

J.S. Shiely                    1997      356,856    132,750          29,450            13,935                 5,273
President and                  1996      344,856          0           6,510            20,798                 4,609
Chief Operating Officer        1995      319,068    218,897          63,300            17,677                 5,756

M.D. Hamilton                  1997      274,488     85,091          19,910            14,090                 6,764
Executive Vice President -     1996      274,488          0           6,350            21,030                 6,502
Sales & Service                1995      263,928    181,068          53,620            19,330                 6,679

J.A. Wier                      1997      227,208     85,934          10,040            14,090                 6,580
Executive Vice President -     1996      245,333          0           3,170            21,029                 5,575
Operations                     1995      263,928    181,068          53,620            19,330                 6,507

R.H. Eldridge                  1997      235,920     73,135          17,060            11,825                 7,588
Executive Vice President       1996      235,920          0           5,330            17,649                 7,356
and Chief Financial Officer,   1995      221,292    151,818          44,980            16,317                 7,397
Secretary-Treasurer

(1)  Includes amounts earned in fiscal year, whether or not deferred.

(2) No SARs are outstanding. Option awards reported for fiscal 1997 were granted August 5, 1997 based on executive performance for fiscal 1997.

(3) Figures reflect portion of the bonus bank balances paid with respect to fiscal 1997.

(4) All other compensation for fiscal 1997 for Messrs. Stratton, Shiely, Hamilton, Wier and Eldridge, respectively, includes: (i) matching contributions to the Corporation's Savings and Investment Plan for each named executive officer of $4,500 and (ii) the cost of Survivor Annuity Plan coverage for each named executive officer of $2,856, $773, $2,264, $2,080 and $3,088.

(5) Bonus amount for fiscal 1995 includes amounts deferred and converted into phantom stock units under a Deferred Compensation Agreement.

STOCK OPTIONS

     The Stock Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock.

     The following tables set forth further information relating to stock options:


                   OPTION/SAR GRANTS FOR LAST FISCAL YEAR*

                                                                                           GRANT DATE
                           INDIVIDUAL GRANTS                                                 VALUE
- --------------------------------------------------------------------------------------------------------
                    NUMBER OF         % OF TOTAL
                   SECURITIES        OPTIONS/SARS
                   UNDERLYING         GRANTED TO         EXERCISE OR                     GRANT DATE
                  OPTIONS/SARS       EMPLOYEES IN         BASE PRICE      EXPIRATION       PRESENT
NAME               GRANTED (#)        FISCAL YEAR          ($ / SH)          DATE        VALUE ($) **
- ----              -------------  --------------------  -----------------  ----------  ------------------
F.P. Stratton.....  58,480            24.2%                $65.69           8/5/02          $349,839
J.S. Shiely.......  29,450            12.2                  65.69           8/5/02           176,176
M.D. Hamilton.....  19,910             8.2                  65.69           8/5/02           119,106
J.A. Wier.........  10,040             4.1                  65.69           8/5/02            60,061
R.H. Eldridge.....  17,060             7.1                  65.69           8/5/02           102,056

 * Option awards reported for fiscal 1997 were granted August 5, 1997 based on executive performance for fiscal 1997. Options become exercisable August 5, 2000. No SARs were granted.


**   NOTES:

     Black-Scholes values are based on the following assumptions:
        Stock price at date of grant: $49.81
        Option term: 5 years
        Risk-free interest rate: .0608
        Volatility: .204
        Dividend yield: .026
        Risk-free interest rate is the five year U.S. government bond yield on the date of grant.
        Volatility and yield assumptions are based on monthly price and dividend data for the 36 months ending 6/30/97.

     It should not be concluded that the Corporation supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.

     The methodology used in determining the number of grants awarded and other terms and conditions of the grants are found in the Nominating and Salaried Personnel Committee Report on Executive Compensation.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES*


                                                  NUMBER OF SECURITIES              VALUE OF
                                                UNDERLYING UNEXERCISED     UNEXERCISED IN-THE-MONEY
                                                     OPTIONS/SARS                OPTIONS/SARS
               SHARES ACQUIRED     VALUE         AT FISCAL YEAR END (#)      AT FISCAL YEAR END ($)
NAME           ON EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- ----           ---------------  ------------  -----------  -------------  ------------  -------------
F.P. Stratton            7,139       186,097       87,243        408,214       699,967      1,111,918
J.S. Shiely                500        13,582       46,834        148,295       835,759        352,807
M.D. Hamilton            2,000        59,577       46,061        133,498       763,299        358,762
J.A. Wier                1,000        28,611       56,061        120,448     1,101,750        358,762
R.H. Eldridge              500        14,118       53,982        112,640     1,153,238        302,399

 * No SARs are outstanding. Options at fiscal year end include options granted August 5, 1997 based on executive performance for fiscal 1997.

LONG-TERM INCENTIVE COMPENSATION

     As described in more detail in the Nominating and Salaried Personnel Committee Report on Executive Compensation, the EVA Plan requires that accrued bonuses payable to Senior Executives in excess of 125% of their target bonus be banked. This occurred in fiscal 1995. The amount in the bonus bank is at risk in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. This occurred in fiscal 1996. In fiscal 1997, the accrued bonus payable did not exceed 125% of the target bonus for any of the named individuals, nor was it negative. Therefore, there was no impact on the bonus bank.

RETIREMENT PLAN

     The Corporation maintains a defined benefit retirement plan (the "Retirement Plan") covering all executive officers and substantially all other Milwaukee employees. Under the Retirement Plan non-bargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee's average of the highest five years' compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security (prorated if years of credited service are less than 30). Compensation under the Retirement Plan includes the compensation shown in the Summary Compensation Table under the headings "Salary," "Bonus" and "LTIP Payouts," subject to a maximum compensation set by law ($150,000 for fiscal 1997).

     Executive officers participate in an unfunded program which supplements benefits under the Retirement Plan. Under this program executive officers are provided with additional increments of 0.50 of 1% of compensation per year of credited service over that presently payable under the Retirement Plan to non-bargaining unit employees. In no event can a pension paid under the above described plans to a non-bargaining unit employee exceed 70% of the employee's average monthly compensation.

     Mr. Wier's employment agreement, described on page 15, provides for a supplemental pension benefit which, when aggregated with the pension benefit available under the Retirement Plan calculated in the form of a joint and 50% survivor annuity, shall entitle him to a benefit after 25 years of service of $250,000 per year.

     A trust has been established for deposit of the aggregate present value of the benefits described above for executive officers upon the occurrence of a change in control of the Corporation, which trust would not be considered funding the benefits for tax purposes.

     The following table shows total estimated annual benefits from funded and unfunded sources generally payable to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single-life basis and adjusted for the projected Social Security offset:

                                             ANNUAL PENSION PAYABLE FOR LIFE
                                       AFTER SPECIFIED YEARS OF CREDITED SERVICE
  AVERAGE ANNUAL COMPENSATION          -----------------------------------------
    IN HIGHEST 5 OF LAST 10
   CALENDAR YEARS OF SERVICE        10 YEARS         20 YEARS         30 YEARS           40 YEARS
- -------------------------------  ---------------  ---------------  ---------------    --------------
         $  200,000              $   40,000        $  80,000          $  120,000          $ 140,000*
            400,000                  82,000          164,000             246,000            280,000*
            600,000                 124,000          248,000             372,000            420,000*
            800,000                 166,000          332,000             498,000            560,000*
          1,000,000                 208,000          416,000             624,000            700,000*
          1,200,000                 250,000          500,000             750,000            840,000*
          1,400,000                 292,000          584,000             876,000            980,000*



*    Figures reduced to reflect the maximum limitation of 70% of compensation.

     The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), on pensions paid under federal income tax qualified plans. However, an executive officer covered by the Corporation's unfunded program will receive the full pension to which he would be entitled in the absence of such limitations.

     The years of credited service under the Retirement Plan for the individuals named in the Summary Compensation Table are: Mr. Stratton - 24; Mr. Shiely - 11; Mr. Hamilton - 21; Mr. Wier - 22 and Mr. Eldridge - 31.

EMPLOYMENT AGREEMENTS

     All executive officers of the Corporation, except Mr. Wier, and including the other four named executive officers, have signed a two-year employment agreement, with a one-year automatic extension upon each anniversary date, unless either party gives 30-days' notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. The Corporation agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of the Corporation in comparable positions. In the event of a termination to which these employment agreements apply, the foregoing payments are continued for the remainder of the term of the contract. Mr. Wier's employment agreement provides for retirement benefits described on page 14 and continues in effect through June 30, 2000, unless terminated earlier by the Corporation as the result of death, disability or gross negligence by Mr. Wier. In exchange for enhanced retirement benefits, Mr. Wier has agreed to forego $4,167 per month effective December 1, 1995 from the base salary level that would otherwise have been set by the Nominating and Salaried Personnel Committee for his position and half of any option grants to which he would otherwise be entitled.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     The Board of Directors has authorized the Chairman of the Board to offer to all executive officers and to certain other key employees change in control employment agreements which ensure the employee's continued employment following a "change in control" on a basis equivalent to the employee's employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. The Corporation currently has such agreements with 16 executive officers and key employees of the Corporation, including all of the executive officers named in the Summary Compensation Table. Such agreements become effective only upon a defined change in control of the Corporation, or if the employee's employment is terminated upon or in anticipation of such a change in control, and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for "cause" or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee's annual salary and bonus and a "gross-up" payment which will, in general, effectively reimburse the employee for any amounts paid under Federal excise taxes.

                                    AUDITORS

     The Board of Directors of the Corporation has selected the public accounting firm of Arthur Andersen LLP as its independent auditors for the current year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

                            COMMISSION ON FORM 10-K

     The Corporation is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 29, 1997 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

                             SHAREHOLDER PROPOSALS

     Proposals which shareholders intend to present at the 1998 Annual
Meeting of Shareholders must be received at the Corporate Offices Building in Wauwatosa, Wisconsin no later than July 17, 1998, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Corporation), and must be received by May 11, 1998 for inclusion in the proxy material for that meeting.

                                 OTHER MATTERS

     The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      BRIGGS & STRATTON CORPORATION

                                      Robert H. Eldridge, Secretary

Wauwatosa, Wisconsin
September 8, 1997

                              BRIGGS & STRATTON
                                 CORPORATION

                           -----------------------

                               ANNUAL MEETING
                               OF SHAREHOLDERS

                           -----------------------


                               October 15, 1997




                                    NOTICE
                                     AND
                                    PROXY
                                  STATEMENT


RECYCLED LOGO

[BRIGGS & STRATTON
  LOGO]                 BRIGGS & STRATTON CORPORATION                      PROXY
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 15, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned does hereby constitute and appoint FREDERICK P. STRATTON, JR. and ROBERT H. ELDRIDGE, and each of them, with several power of substitution, attorneys and proxies, for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the shareholders' annual meeting of Briggs & Stratton Corporation to be held at Nashville, Tennessee on October 15, 1997 at 9:00 a.m. Central Daylight Time and at any adjournments thereof, subject to the directions indicated on the reverse side hereof, hereby revoking any proxy previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED BY THE PROXIES NAMED HEREIN FOR ALL NOMINEES LISTED AND IN THEIR DISCRETION ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                (Continued and to be Signed on Reverse Side)

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS

(a) Election of Directors:      Nominees - Robert J. O'Toole; John S. Shiely; Charles I. Story
/ / VOTE FOR all nominees listed above*         / /VOTE WITHHELD from all nominees listed above
*To withhold authority to vote for any nominee, write the nominee's name on the space below.

- -------------------------------------------------------------------------------------------------
(b)     In their discretion on other matters as may properly come before the meeting.
All as set forth in the Notice and Proxy Statement relating to the meeting, the receipt of which is hereby acknowledged.


                                                Signed
                                                       ------------------------

                                                       ------------------------

                                                Dated                    , 1997
                                                       ------------------

                                                Please sign name exactly
                                                as it appears hereon. When
                                                signed as attorney, executor,
                                                trustee or guardian, please add
                                                title. For joint accounts, each
                                                owner should  sign.

/ /I PLAN TO ATTEND THE MEETING.